Exhibit 99.1

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Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392

TARGETED GENETICS ANNOUNCES $8.7 MILLION PRIVATE PLACEMENT

Seattle, WA - January 8, 2007 - Targeted Genetics Corporation (Nasdaq: TGEN) today announced that it has obtained agreement from select institutional investors to purchase in a private placement 2.18 million shares of Targeted Genetics' common stock, together with warrants to purchase up to an aggregate of 763,000 shares of Targeted Genetics common stock, subject to adjustment pursuant to the terms of the warrants, at a price of $4.00 per share of common stock. The purchase price per share of common stock represents a discount of 16% to the Company’s 45-day trailing average closing price on the NASDAQ Capital Market. The warrants to be issued in the transaction will be exercisable at $5.41 per share, the closing price of Targeted Genetics common stock on the NASDAQ Capital Market on January 5, 2007, the trading day immediately prior to Targeted Genetics entering into the binding agreement to sell the securities. The financing is expected to close on January 11, 2007, subject to satisfaction of customary closing conditions.

If the closing proceeds as expected, the gross proceeds from this financing would be $8.72 million. Targeted Genetics estimates that net proceeds from the financing will be approximately $8.1 million after deducting the estimated costs associated with the transaction. Targeted Genetics plans to use the net proceeds of this financing for working capital and other general corporate purposes.

The lead investor in the financing is Special Situations Fund, through their Special Situations Life Sciences Fund and their Special Situations Fund III. Other investors include Greenway Capital. Pacific Growth Equities, LLC acted as the exclusive placement agent for the financing.

"We are pleased to announce this financing with a good group of investors that we believe are interested in the potential value of our clinical programs. Combined with the funding expected from partners and license agreements, we believe that we are in a solid financial position as we begin 2007,” said H. Stewart Parker, President and CEO of Targeted Genetics. “These funds will be important for continuation of our clinical and preclinical programs, as well as exploitation of our recently issued patents related to expressed RNAi."

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics’ proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes coding proteins to increase gene function, as well as RNAi to decrease or silence gene function. Targeted Genetics’ product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit the Targeted Genetics' website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the amount of proceeds expected to be received from the offering, the expected timing of the closing of the financing, Targeted Genetics' expected use of these proceeds and other statements about Targeted Genetics' plans, objectives, intentions and expectations. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, the risk that the financing is not consummated, the possibility that Targeted Genetics decides to use the proceeds from the financing for purposes other than those described above, as well as other risk factors described in "Part I, Item 1A. Risk Factors" in our most recent annual report on Form 10-K or "Part II, Item 1A. Risk Factors" in our most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

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